Exhibit 99.1

Contacts:

MSC Income Fund, Inc.

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, COO and CFO, jmorris@mainstcapital.com

713-350-6000

NEWS RELEASE

MSC Income Fund Announces
Amendment and Extension of its Corporate Credit Facility

Total Commitments Increased to $165.0 Million

Maturity of the Facility Extended to March 2026

HOUSTON, September 22, 2021 – MSC Income Fund, Inc. (the “Company”) is pleased to announce the recent amendment of its senior secured revolving credit facility (the “Credit Facility”). The recently closed amendment provides an extension of the revolving period until September 2025 and the final maturity date to March 2026 .  The total commitments under the Credit Facility increased from $130.0 million to $165.0 million, while maintaining an expanded accordion feature that allows for an increase up to $200.0 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments.  The $35.0 million net increase in total commitments was the result of increased commitments from several existing lenders and the addition of a new lender relationship, which further diversifies the Company’s lending group under the Credit Facility to a total of six participants.  The interest rate for outstanding borrowings under the amended Credit Facility decreased to the applicable LIBOR rate plus 2.40% (from 2.60%).  In addition to the extended maturity, increased commitments, lower interest rate and other beneficial changes in the amendment, the Company continues to maintain two, one-year extension options under the amended Credit Facility which could extend the revolving period and final maturity of the Credit Facility for up to two additional years, subject to certain conditions, including lender approval.

ABOUT MSC INCOME FUND, INC.

MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million.  The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC

MSC Adviser is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940.  It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the availability of future financing capacity under the Credit Facility.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.  Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement.  The Company assumes no obligation to revise or update any such statement now or in the future.

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